TOYS“R”US, INC. REPORTS FINANCIAL RESULTS FOR FIRST QUARTER 2013

WAYNE, NJ (June 14, 2013) - Toys“R”Us, Inc. today reported financial results for the first quarter ended May 4, 2013.
Antonio Urcelay, Interim Chief Executive Officer, Toys“R”Us, Inc., stated, “Similar to other retailers, our soft sales in the first quarter were partially impacted by the ongoing challenges of the global economic environment and the prolonged cool weather conditions around the world. Additionally, the continued weakness in the electronics and entertainment category negatively affected revenues.”
“As we look forward to the remainder of the year, we are confident in our overall strategy and are committed to investing in initiatives that focus on providing exemplary service to our customers, enhancing our omnichannel capabilities to maximize sales through all channels, expanding our global reach, including throughout China and Southeast Asia, and deepening our assortment of differentiated products.”
First Quarter Highlights

•
Net sales were $2.4 billion, a decrease of $204 million or 7.8% versus the prior year. The decline in net sales for the quarter was primarily attributable to a decrease in comparable store net sales, as well as a foreign currency translation impact of $67 million. Comparable store net sales were down 8.4% in the Domestic segment and 5.8% in the International segment. The overall decrease in comparable store net sales resulted primarily from decreases in our juvenile, seasonal and entertainment (which includes electronics, video game hardware and software) categories.

•
Gross margin dollars were $900 million, compared to $997 million for the prior year. Foreign currency translation decreased gross margin dollars by approximately $22 million. Gross margin, as a percentage of net sales, was 37.4%, a decrease of 0.8 percentage points versus the prior year. The decrease was primarily due to margin rate declines in certain categories, partially offset by improvements in sales mix away from lower margin products within our Domestic segment.

•
Selling, general and administrative expenses (“SG&A”) were $886 million, compared to $898 million in the prior year. Foreign currency translation decreased SG&A by approximately $23 million. Excluding the impact of foreign currency translation, the increase in SG&A was primarily due to increases in rent expense, professional fees and payroll expense.

•	Adjusted EBITDA[1] was $39 million, compared to $119 million in the prior year.

•
Operating loss was $73 million, compared to operating earnings of $10 million in the prior year. The Domestic segment had a decrease in operating earnings of $60 million, while the International segment had a decrease of $14 million. The decrease in Domestic and International operating earnings was principally due to declines in gross margin dollars.

•
Net loss was $111 million, compared to $60 million in the prior year primarily due to a decrease in gross margin dollars, partially offset by an increase in income tax benefit resulting from the increase in loss before income taxes, and a decline in SG&A.

Liquidity and Capital Spending
The company ended the first quarter with approximately $1.7 billion of liquidity, including cash and cash equivalents of $470 million and unused availability under committed lines of credit of $1.2 billion.
During the first quarter, the company invested $53 million primarily for store-related projects, opening of new stores and improvements to its information technology and logistics systems and capabilities, compared to $52 million in the prior year.
Further information regarding the company’s financial performance in the first quarter of fiscal 2013 is presented in its quarterly report on Form 10-Q, which was filed with the Securities and Exchange Commission on June 14, 2013.
1 A detailed description and reconciliation of EBITDA and Adjusted EBITDA, and management’s reasons for using these measures, are set forth at the end of this press release.
About Toys“R”Us, Inc.
Toys“R”Us, Inc. is the world’s leading dedicated toy and juvenile products retailer, offering a differentiated shopping experience through its family of brands. Merchandise is sold in over 870 Toys“R”Us and Babies“R”Us stores in the United States and Puerto Rico, and in more than 665 international stores and over 160 licensed stores in 35 foreign countries and jurisdictions. In addition, it exclusively operates the legendary FAO Schwarz brand and sells extraordinary toys in the brand’s flagship store on Fifth Avenue in New York City. With its strong portfolio of e-commerce sites including Toysrus.com, Babiesrus.com, eToys.com and FAO.com, it provides shoppers with a broad online selection of distinctive toy and baby products. Headquartered in Wayne, NJ, Toys“R”Us, Inc. employs approximately 68,000 associates annually worldwide. The company is committed to serving its communities as a caring and reputable neighbor through programs dedicated to keeping kids safe and helping them in times of need. Additional information about Toys“R”Us, Inc. can be found on Toysrusinc.com.
Forward-Looking Statements
All statements that are not historical facts in this press release, including statements about our beliefs or expectations, are forward-looking statements. These statements are subject to risks, uncertainties and other factors, including, among others, the seasonality of our business, competition in the retail industry, changes in our product distribution mix and distribution channels, general economic factors in the United States and other countries in which we conduct our business, consumer spending patterns, our ability to implement our strategy, the availability of adequate financing, access to trade credit, changes in consumer preferences, changes in employment legislation, our dependence on key vendors for our merchandise, political and other developments associated with our international operations, costs of goods that we sell, labor costs, transportation costs, domestic and international events affecting the delivery of toys and other products to our stores, product safety issues including product recalls, the existence of adverse litigation, changes in laws that impact our business, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements and other risks, uncertainties and factors set forth in our reports and documents filed with the Securities and Exchange Commission (which reports and documents should be read in conjunction with this press release). In addition, we typically earn a disproportionate part of our annual operating earnings in the fourth quarter as a result of seasonal buying patterns and these buying patterns are difficult to forecast with certainty. Forward-looking statements speak only as of the date when made, and we undertake no obligation to update these statements in light of subsequent events or developments unless required by the Securities and Exchange Commission’s rules and regulations. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements.
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For more information please contact:
Lenders and Note Investors:
Adil Mistry, Senior Vice President, Treasurer and Investor Relations at 973-617-5841 or Adil.Mistry@toysrus.com

Media:
Kathleen Waugh, Vice President, Corporate Communications at 973-617-5888, 646-366-8823 or waughk@toysrus.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	13 Weeks Ended
(In millions)	May 4, 2013	April 28, 2012
Net sales	$2,408	$2,612
Cost of sales	1,508	1,615
Gross margin	900	997
Selling, general and administrative expenses	886	898
Depreciation and amortization	100	100
Other income, net	(13)	(11)
Total operating expenses	973	987
Operating (loss) earnings	(73)	10
Interest expense	(114)	(112)
Interest income	3	4
Loss before income taxes	(184)	(98)
Income tax benefit	73	38
Net loss	$(111)	$(60)

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In millions)	May 4, 2013	February 2, 2013	April 28, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$470	$1,118	$609
Accounts and other receivables	275	255	276
Merchandise inventories	2,329	2,229	2,327
Current deferred tax assets	102	104	127
Prepaid expenses and other current assets	169	136	168
Total current assets	3,345	3,842	3,507
Property and equipment, net	3,791	3,891	4,006
Goodwill	443	445	447
Deferred tax assets	246	244	278
Restricted cash	44	16	30
Other assets	454	483	564
Total Assets	$8,323	$8,921	$8,832

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,273	$1,379	$1,332
Accrued expenses and other current liabilities	761	900	790
Income taxes payable	8	53	32
Current portion of long-term debt	107	339	1,471
Total current liabilities	2,149	2,671	3,625
Long-term debt	5,086	4,990	4,013
Deferred tax liabilities	127	135	152
Deferred rent liabilities	357	356	349
Other non-current liabilities	229	235	236
Temporary equity	67	49	34
Total stockholders’ equity	308	485	423
Total Liabilities, Temporary Equity and Stockholders’ Equity	$8,323	$8,921	$8,832

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	13 Weeks Ended
(In millions)	May 4, 2013	April 28, 2012
Cash Flows from Operating Activities:
Net loss	$(111)	$(60)
Adjustments to reconcile Net loss to Net cash used in operating activities:
Depreciation and amortization	100	100
Amortization and write-off of debt issuance costs	10	9
Deferred income taxes	(18)	4
Other	1	4
Changes in operating assets and liabilities:
Accounts and other receivables	25	30
Merchandise inventories	(125)	(95)
Prepaid expenses and other operating assets	(37)	(37)
Accounts payable, Accrued expenses and other liabilities	(213)	(229)
Income taxes payable and receivable	(93)	(72)
Net cash used in operating activities	(461)	(346)
Cash Flows from Investing Activities:
Capital expenditures	(53)	(52)
Proceeds from redemption of debt securities	52	—
Purchases of debt securities	(20)	—
Increase in restricted cash	(27)	—
Proceeds from sales of fixed assets	8	6
Acquisitions	—	(5)
Net cash used in investing activities	(40)	(51)
Cash Flows from Financing Activities:
Long-term debt borrowings	705	412
Long-term debt repayments	(814)	(107)
Short-term debt borrowings, net	(2)	3
Capitalized debt issuance costs	(20)	(2)
Repurchase of common stock	(6)	—
Net cash (used in) provided by financing activities	(137)	306
Effect of exchange rate changes on Cash and cash equivalents	(10)	(1)
Cash and cash equivalents:
Net decrease during period	(648)	(92)
Cash and cash equivalents at beginning of period	1,118	701
Cash and cash equivalents at end of period	$470	$609

Non-GAAP Disclosure of EBITDA and Adjusted EBITDA
We believe Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Investors of the Company regularly request Adjusted EBITDA as a supplemental analytical measure to, and in conjunction with, the Company’s GAAP financial data. We understand that investors use Adjusted EBITDA, among other things, to assess our period-to-period operating performance and to gain insight into the manner in which management analyzes operating performance.
In addition, we believe that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA and Adjusted EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance. We use the non-GAAP financial measures for planning and forecasting and measuring results against the forecast and in certain cases we use similar measures for bonus targets for certain of our employees. Using several measures to evaluate the business allows us and investors to assess our relative performance against our competitors.
Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies, even in the same industry, may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. The Company does not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as measures of operating performance.
A reconciliation of Net loss to EBITDA and Adjusted EBITDA is as follows:

	13 Weeks Ended
(In millions)	May 4, 2013	April 28, 2012
Net loss	$(111)	$(60)

Add:
Income tax benefit	(73)	(38)
Interest expense, net	111	108
Depreciation and amortization	100	100

EBITDA	27	110

Adjustments:
Sponsors’ management and advisory fees (a)	6	5
Severance	4	—
Impairment of long-lived assets (b)	2	2
Net gains on sales of properties	(2)	(2)
Store closure costs	—	3
Other (c)	2	1
Adjusted EBITDA (d)	$39	$119
(a) Represents the fees expensed to Bain Capital Partners LLC, Kohlberg Kravis Roberts & Co. L.P., and Vornado Realty Trust (collectively, the “Sponsors”) in accordance with the advisory agreement.
(b) Asset impairments primarily due to the identification of underperforming stores and the relocation of certain stores.
(c) Represents miscellaneous other charges which were not individually significant for separate disclosure.
(d) Adjusted EBITDA is defined as EBITDA (earnings before net interest income (expense), income tax expense (benefit), depreciation and amortization), as further adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company’s actual operating performance including certain items which are generally non-recurring. We have historically excluded the impact of such items from internal performance assessments. We believe that excluding items such as Sponsors’ management and advisory fees, asset impairment charges, restructuring charges, impact of litigation, noncontrolling interest, net gains on sales of properties and other charges, helps investors compare our operating performance with our results in prior periods. We believe it is appropriate to exclude these items as they are not related to ongoing operating performance and, therefore, limit comparability between periods and between us and similar companies.